WidePoint Corporation
Second Quarter 2010 Earnings Conference Call
August 16, 2010

Operator:                                        Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the WidePoint Corporation Second Quarter 2010 Earnings Conference Call.  During today’s presentation all parties will be in a listen-only mode.  Following the presentation the conference will be opened for questions.  If you have a question, please press the star followed by the one on your touchtone phone.  Please press star, zero for operator assistance at any time, and for participants using speaker equipment it may be necessary to pick up your handset before making your selection.  I would now like to turn the conference over to our host, Mr. Brett Maas of Hayden Investor Relations.  Please go ahead, sir.

Brett Maas:                                    Thank you, operator.  With me today are WidePoint’s Chairman and CEO, Steve Komar, Chief Financial Officer, Jim McCubbin, and Daniel Turissini, WidePoint’s Chief Technology Officer.  Steve will be providing an overview of the second quarter results, Jim will be providing additional financial details, and Daniel will be discussing opportunities in the cyber security segment, then we will open the call to questions from participants.

I’ll begin by reminding you that this conference call contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks, uncertainties, and assumptions as described from time to time in the registration statements and reports, and other periodic reports filed with the Securities and Exchange Commission.  All statements other than statements of historical facts, which address the company’s expectations for its future with respect to financial performance or operating strategy can be identified as a forward-looking statement.

These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties.  Actual results may differ from those described in the forward-looking statements.  Those forward-looking statements involve certain risks and uncertainties and are subject to change, and based on various factors, many of which are beyond the company’s control.  We caution investors that these forward-looking statements speak only as to the date hereof.  The company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the company’s expectations or any change of events, conditions, or circumstances in which our statements were based.

I would now like to turn the call over to WidePoint’s Chairman and Chief Executive Officer, Steve Komar, for opening remarks.  Steve, the floor is yours.

Steven Komar:                               Thank you, Brett, and good day to everyone who has joined us today.  On behalf of the WidePoint management team, I’d like to welcome you all to the company’s second quarter 2010 investor call, and to thank you for your commitment and continued interest in our business building efforts.  For those of you who may be new to our quarterly calls, WidePoint is an information technology solutions provider, featuring products and services targeted primarily to the government sector, with a strategic emphasis on cyber security and wireless mobility solutions offered to government agencies and the organizations and individuals that must interact with those various arms of government.

With that as background, today it is my distinct pleasure to report that the second quarter of 2010 was our seventh consecutive quarter with positive bottom line net income results, reflecting steadily improving gross margins, and a refreshed revenue growth trajectory.  Our revenues grew over 20% versus the year-ago second quarter, led by strong improvement in our cyber security and consulting segments.

Our second quarter revenues totaled 12.5 million, an anticipated by satisfying jump, sequentially up from our first quarter 2010 result of 11.2 million, lending credence, we believe, to our projections for even stronger revenue and profitability performance during the second half of 2010.

Also during the second quarter we continued to demonstrate our ability to leverage our fixed infrastructure so that more of each additional dollar of revenue passes through to gross profit and ultimately to net income.  This is evidenced in your year-over-year increase in gross margin, now up to 24% from the year-ago 21%; also, a 33% increase in operating margin and a 65% increase in net income.

We remained confident that we can continue to grow our revenue as we have already been awarded or have bid on projects which will enable us to grow in the 20 to 30% range on the top line for the full year 2010.  As we move forward we expect this to translate into accelerating profitability and net income as a result of the fixed cost leveraging that is a key feature of our managed services business models.

I’ll keep my usual business overview discussion brief today as we have invited Dan Turissini to join us to provide an important analysis and assessment of developments and opportunities in the cyber security market, and to help you better understand why we feel so strongly about this business segment’s importance to the future of WidePoint.  And of course, as always, I will leave the more detailed discussion and analysis of the financial metrics to Jim McCubbin, realizing full well the importance of that information to many of you.

Summarizing the business’ outlook and potential, we believe we are very well positioned and competitively differentiated in two growth segments, characterized by government initiatives to secure and protect the nation’s communications and high risk infrastructure on one hand and the across-the-board search for efficiency and cost reduction on the other.  Importantly we do not believe that our growth initiatives are in areas that the government is targeting for budget reductions or in-sourcing efforts, and we do not expect any meaningful impact from those efforts on our business direction and goals.  On the contrary, the federal government is increasingly recognizing the imperative need to secure its IT infrastructure, and better control access to government networks and facilities.

Based on the long-term relationships and support to many of our customers, we believe our successful track record, as well as our technical expertise, gives us credibility with our current client base and positions us well to successful bid on follow-on contracts and to compete for new programs and new customers, effectively diversifying our revenue base.  As a case in point, we increased absolute revenues at two of our top three customers:  the Transportation Safety Administration and the Washington Headquarter Service of the Department of Defense, even while the overall revenue concentration of these top three customers declined to 44% of our total revenue in the second quarter of 2010, from a much higher level of 68% in a year-ago.

With that I’d like to turn the call over to Dan Turissini, WidePoint’s Chief Technology Officer, and the executive who drives our cyber security initiatives, for an assessment of activity and developments in that strategic segment, and of course, the company’s positioning to take advantage of those growth opportunities.  Dan, the floor is yours.

Daniel Turissini:                           Thanks, Steve.  Good afternoon.  For those of you who do not know me my name is Dan Turissini, WidePoint’s Chief Technology Officer.  I’d like to take a few minutes of your time to provide with a general overview of WidePoint’s cyber security business segment.

Since I last addressed our executive committee, we have enhanced our unique position in this space, so I’d like to bring you up to speed on what we have accomplished and how complements have positioned us within this growth market.

The term “cyber security” is increasingly highlighted in the news; not surprising, as our daily lives have been changed by the growth of the Internet, Wikileaks, and the growing threat to privacy in our nation’s infrastructure.  Cyber security involves protecting our nation’s electronic infrastructure and the information transactions on that infrastructure by preventing, detecting, responding to attacks on the network that tie them all together.  In addition to the billions of dollars moving over the Internet each day, an exponentially growing number of other forms of transactions are occurring that include, as examples, the monetary management of communications, electrical grids and water supply, medical and other privacy related transactions, as well as business transactions, sensitive not only to industry but also to national security.

Over the last two years an increasing number of sophisticated cyber attacks have occurred worldwide.  We have begun to witness non-state nations using cyber attacks for political warfare.  The persistent threats are evolving and changing, in many ways too fast for traditional threat detection and remediation efforts to keep pace.  At WidePoint we have been collaborating with various federal agencies to ensure that our solutions adequately address cyber threat prevention, with a keen focus in identity management, electronic transaction protection, and trusted privilege management.  I’m proud to share that our unique posture in these areas has poised us for a major contributor in the cyber security efforts in this country and worldwide.

WidePoint’s trusted suite of services provides authoritative verification and validation of entities and identities of various transactions and attributes.  We have maintained full compliance with all government regulatory requirements, allowing both government and commercial customers the highest levels of assurance of the identities of the persons and devices they are transacting with, as well as the attributes that those entities possess, permitting them to participate in those activities.

Strong identity in attribute management, which has been our vision and focus for over 15 years, has resulted in WidePoint becoming one of the leading providers of preventive cyber security solutions.  We offer a wide range of solutions from fully managed, end-to-end solutions based on our certified and accredited environment, to turn-key solutions in which we support an organization’s existing infrastructure with our back-end services.

The key to our successes has been our diligence and subject matter expertise surrounding highly scalable, secure environments based on federally approved cryptographic and buyer-metric infrastructures that allows organizations to identify and trust persons and end points on the ’net.  Presently an increasing number of federal agency, businesses, associations, and individuals who wish to conduct electronic business and services with the federal government, the Department of Defense, and each other are using our certified digital credentials.  In fact, WidePoint is the only trusted third party who has successfully demonstrated the convergence of physical and logical security across various domains.

Today, WidePoint has developed more—delivered more than 2.5 million digital credentials that currently support trusted transactions in citizen-to-government, citizen-to-business, business-to-business, business-to-government, and government-to-government transactions that contain sensitive information needed to contract for goods or services, to verify the identity of electronic mail correspondence, verify the identity of web-based application servers, and to verify the integrity of software and documents, to name a few.  As today’s instant access world matures, increased ubiquity in these types of activities will continually result in increasing demand for the WidePoint solution set.

This year we have witnessed a significant expansion in the adoption of our services as well as interest in how we can mature our capabilities to the next level.  We are adding additional trusted authoritative source capability, allowing us to provide more trusted attribute information to our existing customer base, while attracting customers in other markets who are tackling similar issues.  These include healthcare, first responder, and energy markets.  These enhancements are market driven to meet diverse business scenarios with common cyber threat concerns.  This is an exciting time providing me with the opportunity to share with you some of the recent successes and the potential they hold for the future.

In July we announced the success of the first comprehensive demonstration of a common authentication and validation of our federated credentials and the military common access cards at any location.  This real-time, online demonstration showcased a system that significantly reduces cost and increases security, positioning WidePoint to roll out its credentials and services to individuals and organizations needing physical or virtual access to military bases and other secure resources worldwide.  WidePoint offers the only enterprise-wide capability of this kind that potentially includes over 40 million persons.  Although in the early stages of roll-out, this opportunity holds great promise as we negotiate the implementation of this capability around the globe.

We have enjoyed continued growth in the Transportation Worker Identification Credentialing program, TWIC, which supports the identification and verification of maritime workers around the United States.  Launched a little over two years ago, our digital certificates have been injected into the identity credentials of over one and a half million maritime workers, and has been considered for expansion into other critical transportation worker communities.  In fact, while visiting ports in Florida, New York, and Maryland this year, I was happy to see everybody sporting a shiny new TWIC.

We have also witnessed a continued acceleration of the adoption of our software base credentials as the Department of Defense and other federal agencies have recommitted to their requirement for the use of digital signatures.  The widest adoptions have been in the contract management area, where user name and password access is being replaced by digital signatures to protect and assure the validity of contract actions.  Both the General Services Administration and the Defense Logistics Agency have primed this adoption by offering digital signature certificates to small businesses and individual consultants paid for by the government.  I invite you to visit eoffers.orc.com and follow the green arrows.

Digital signature will ultimately provide an addressable market opportunity of millions of persons utilizing our credentials to do business with the government and beyond.  We have also rolled out a new project that supports a deployed cyber security solution in a mobile environment for a major DOD program.  A solution will be used to manage end points that are not fixed to a single IP address, and are able to roam across various networks providing secure remote access to mission critical applications to a mobile workforce.  While we’re not in a position to discuss details, we have recently secured a multimillion dollar award for this that will further broaden our cyber security portfolio and bolster second half revenues with growing recurring revenue opportunities for years to come.

WidePoint has strengthened our position in the nation’s first responder marketplace.  In addition to the emergency response, disaster management, law enforcement, attribute management, and accountability offerings, a $2 million Q2 award for the roll-out of a crime scene information system from Delaware State University has resulted in a significant addition to our revenue base and cyber portfolio.  Built around our core cyber security infrastructure, this new WidePoint solution set allows first responders the ability to protect crime information with non-reputable digital signature at the crime scene, providing a trusted chain of custody of the evidential information process, all leveraging our federally compliant credentials.

With a potential market focus of over—of every first responder organization in the country with successful demonstration of this unique offering provides WidePoint the cornerstone for what we believe will be widespread adoption.

Finally we have recently expanded our cyber security expertise into two private sector markets.  Within the social networking market, WidePoint now offers a secure community portal option, initially focused protecting data in motion or collaboration with a global provider, offers encryption, digital signature, and non-repudiation capability for users that desire a protected social network experience.  We have also entered into the mortgage banking market in collaboration with a group of industry users that will leverage our digital signature and encryption solution to address a significant, growing mortgage (inaudible).

Together, these opportunities demonstrate our ability to scale our federally compliant capabilities into a widespread commercial marketplace, getting us closer to our vision of citizen focused, electronic commerce protected by WidePoint solution set.  Federal and media increased cyber security awareness has resulted in a busy six months for WidePoint.  With the establishment of a presidential cyber tsar and the newly formed cyber command with the Department of Defense, all evidence suggests that business will continue to grow.  We also expect that the recent government direction to treat cyber as a new warfare domain will accelerate attention in this serious threat, as it will be treated with the same emphasis as land, sea, air, and space warfare.  At CTO I will continue to focus WidePoint towards building upon strengths we have developed in our tools, people, and solutions.  WidePoint will continue to leverage our expertise into new and expanding markets, as well as enhance our capability in response to the ever growing opportunities addressable within our cyber security segment.

Thank you, and now I turn you back over to Steve.

Steven Komar:                               Thanks, Dan.  I’m hopeful that the perspectives and vision that you’ve offered are as intriguing and exciting to our investors and analysts as they are to us.

We asked Dan to join us today because, as we’ve mentioned on this call, we are seeing tremendous growth and real demand for our cyber security solutions.  You’ve seen some of the announcements regarding this segment, and I assure you there are several more to come as we move to capture new, incremental, and wrap-around opportunities.

And now I’d like to turn it over to Jim McCubbin for a more detailed run-through of our financial performance.  Jim, the mic is yours.

James McCubbin:                          Hello, everyone, and thanks for listening in.  We had a nice second quarter and we are actually anticipating a better third quarter.  Most of our financial metrics continue to improve in the second quarter of 2010, demonstrating that the growth in profitability strategy that we have been pursuing since the end of 2008 is developing the momentum that we had expected.

Revenue for the three months ended June 30, 2010 increased approximately 20% to 12.5 million from 10.4 million in last year’s comparable period.  This was primarily due to growth in our cyber security solutions and consulting segments.

In our cyber security solutions segment, revenue grew 86% to 2.5 million in the second quarter of 2010 as a result of expanding credential sales driven by the DOD’s push requiring contractors to have credentials to access their systems, a contract award by the Delaware State University to our Advanced Response Concepts subsidiary, and continuing support for work under the TSA’s TWIC program.  Looking at the third—at the third quarter and second half we anticipate this segment will continue to grow as a result of a multimillion dollar award we recently were awarded by an agency within the Department of Defense, as well as our ongoing belief that we will continue to see a growing trend in the issuances of credentials to DOD contractors.

Consulting revenues grew 59% to 3.1 million, materially as a result of growth in awards by federal agencies in support of various efforts we have ongoing in several IT based initiatives.  While this area has always been a bit variable, we are looking forward to continued growth in the government sector somewhat mitigated by weakness in our commercial sector, but overall still supporting an upward bias.

The wireless mobility segment revenue decreased 3% to 6.9 million, but this decline was predominantly the result of a one-time equipment sale of about $500,000 that occurred in the second quarter of 2009, of which we were able to make up approximately half of that in new, higher margin recurring services.  Excluding that one-time equipment item in the year-ago period, wireless mobility management segment revenue grew about 5%.  Unfortunately, awards for this segment came late in the second quarter and most of the billing did not occur until July of 2010.

Looking forward into the second half for this segment, we believe we have a change in the mix that emphasizes less billable calling minutes and more fees associated with higher margin services that our software provides in regards to optimization, inventory management, and the other related services that we provide on a fee basis.  While we believe that this may retard or reduce revenues slightly in the second half for this segment, we would like to point out it should show greater margins and we believe will continue to post positive growth to the bottom line.

As a result of our revenue growth our gross profit for the three months was 2.9 million for a 24% gross margin as compared to a gross profit of 2.2 million or 21% gross margin a year ago.  Overall, our gross margin was higher in the second quarter of 2010, predominantly due to higher margins associated with a greater mix of cyber security segment solutions.  We see this continuing in the second half of 2010.  In looking at our total operating expenses, we saw an increase of 28% to 2.4 million for the quarter ended June 30, 2010 compared to 1.9 million for the year-ago period.  Operating expenses as a percentage of sales increased about 100 basis points to 19% from 18% in the year-ago period due to increases in both sales and marketing and in G&A expenses.  These costs increased as a result of investments we made in sales and marketing, as well as the results of some one-time expenses related to personnel on the bench waiting for security clearances and some bonus income attributable to 2009 performance that were paid out in the second quarter of the year.  These represented approximately $200,000 that will not recur in the third quarter, and bringing the percentage bias or basis of our SG&A cost in line, and we’re anticipating improving in the future.

As a result of the positive performance in our financial model, which I’ve just described, we posted approximate operating income of $511,000 in the second quarter, up approximately 60% compared to operating income of approximately 319,000 in the second quarter last year.  Net income was approximately 413,000, up 65% compared to net income of approximately 251,000 in the year-ago period.  We anticipate our earnings shall continue to improve in the second half of the year and we are looking for improved performance in the third quarter.

Looking forward to the balance of the year we reiterate our goal to increase consolidated revenues by approximately 20% or more for the calendar year 2010 to expand gross margins and operating margins, generate gross margins in the range of 22 to 26% with the upward bias we believe being able to be met, and operating margins in the range of 6 to 8%, and to maintain or decrease selling and SG&A cost as a percentage of total revenue, which has the net effect to grow our net income.

As an aside, I would also like everyone to know that we will be attending the Rodman conference in September and the Craig-Hallum conference in October, and we are working on setting up a couple of non-deal road shows during the same timeframe, to expand the awareness of what we are doing at WidePoint, especially given the positive operational performance we believe we can continue to demonstrate.

With that, I’d like to turn it back to Steve.

Steven Komar:                               Thank you, Jim.  Overall, we remain on solid ground and on track to achieve our goals for 2010, and I’d like to reiterate where we see our revenue growth and how we’ll achieve continued and accelerating profitability.

We’re strategically focused on growing our government sector and commercial market businesses in the wireless mobility management and cyber security services segments.  We intend to do that by expanding our customer base, targeting high growth segments of the market, solidifying our infrastructure to support this growth, and attracting training and retaining highly skilled professionals.  We have built solid, long-term relationships with our customers and an outstanding reputation within the federal government.  This is helping us to expand our market share with other agencies and also with vendors, contractors, and increasingly with state and city municipalities.  As we add the additional features and offerings that were summarized by Dan, we should be in a unique position to cross out our array of solutions to our existing customers and to meet new market demand.  We continue to expect steady growth in government, budgeted IT spending, and the outsourcing of key components of various processes, such as identity management services and mobile telecom expense management services.

In addition, we will selectively pursue strategic acquisitions of businesses that can cost effectively broaden our expertise and service offerings.  As a team the management remains committed to continuing with the execution of our strategy throughout the remainder of 2010 and beyond.

I’d like to thank you again for your attention and continued interest.  If I can get the operator, I would like to now open the call to questions.

Operator:                                        Thank you, sir.  We will begin the question-and-answer session.  As a reminder, if you have a question, please press star, followed by the one, on your touch tone phone.  If you would like to withdraw your question, please press the star, followed by the two, and if you’re using speaker equipment you will need to lift the handset before making your selection.  And our first question is from the line of Sam Donaldson (sp?).  Please go ahead.

Sam Donaldson:                            Gentlemen, congratulations again on a very solid quarter, really good quarter.  I’m particularly heartened to hear that with government cut-back in spending, not where we are involved, because of course that’s a big concern.  And Dan’s presentation about the future of cyber security was, again, particularly upbeat as far as I was concerned.

Jim, I noticed under the asset sheet we’ve lost, what, some assets, gross assets, particularly the cash and cash equivalents.  What was driving that?

James McCubbin:                          We just had a lot of investments we made in deferred revenue and revenues.  Actually, in the third quarter you’re going to see the inverse of that happen and all of a sudden us collect all that cash, and you’ll see the cash swing up.  Just the normal process of investing in your business as you grow your revenues.  It just pressured cash a little bit but more than—we had more than enough cash, and now you’ll just see the swing back in September.

Sam Donaldson:                             All right, well that’s good.  Well again, congratulations, gentlemen. I think this is a winning course, but again, I’ve always sort of felt that.

Steven Komar:                               Thank you, Sam.  We really appreciate your support and we’ve been waiting for a long time for break-out kind of news as well, and we’re seeing it now, and we’re really quite excited about it.  So thank you.

Operator:                                      Thank you, and our next question is from the line of Mark Jordan with Noble Financial.  Please go ahead.

Mark Jordan:                                 Good afternoon, gentlemen.  I’d like to ask two questions in the cyber area.  First one relates to, can you give us an overview of the customer base/contract base you have in the cyber business?  And then secondly, talk a little bit about the terms of revenue.  How are revenues realized?  Is this a licensing or a service model, and therefore with the servicing models, is it tied to credentials issued/used or you know, just how, how do you build that revenue base?

James McCubbin:                          Hi, Mark. How are you?  This is Jim.  And your first question, the mix of contracts that we have in place, some of them with—straight with vendors and government entities as well as just with individuals.  So it’s not tied to just specifically government contracts.  With that, I can give you an example of we have a software contract which is with Delaware State University, and that’s just straight software revenue recognition on a percent completion for us delivering it over a timeframe.  Yet, at the same time on the credentialing under the ECA program or ASIS programs, we’re recognizing those credentials as we deliver them on the revenue mix.

So they’re very different—two different animals.  We’re not just providing one solution or one solution set.  We’re providing, as Dan went into, a myriad of different solutions to a myriad of different people.  Does that help you understand a little bit of the mix though?  Or do you want—

Mark Jordan:                                 Well—just, carry it one step further.  If you were to look at the revenue mix, what percent of it would be tied to software development/licensing and what percent would be derived from, should we call, production—credential production activity?

James McCubbin:                          Yeah, less than 10% at this time.  It would probably be really related to the software at this time.  You’re going to see that mix change over time.  Right now a lot of the mix is going to supporting the credential issuance.  Just so you also understand, under, like the TWIC program, we’re providing something different than just credentials.  We’re providing a back room infrastructure for the use of the roll out of those credentials in those TWIC cards through Lockheed Martin.  Where on the ECA and ASIS side, we’re providing them directly to contractors.  So, again, it’s really dependent.

One of the things that Dan has been so successful in building this out is offering solutions that fit almost anybody’s profile of their need.  So flexibility has really helped us position ourselves through either resellers, through partners, and/or directly performing the whole ball of wax.

Mark Jordan:                                 Okay.  One last question related to this and I’ll pass it off for the phone.  So if you have a credentialing individual, to the extent that you have that million and a half maritime people, do you get paid every time that identity is authenticated?  Or, do you get paid as you establish the initial credentialing of the individual?

James McCubbin:                          Well, Dan’s going to answer this one.

Daniel Turissini:                            Actually, we have both models. Right now on the primary contract with Lockheed Martin we get paid as the credentials are issued.  On the other end, we’re working with the ports and some of the other relying parties, people that use the card.  And we’re getting paid on the validation of that credential every time it is used.  So it’s set up so that we can get revenues split between the user groups, distribute across the user groups, but for each individual type of use.

Mark Jordan:                                 Okay.  Thank you very much.

James McCubbin:                          Thanks, Mark.

Daniel Turissini:                             Thank you, Mark.

Operator:                                        Thank you.  And ladies and gentlemen, if there are any additional questions, please press star, followed by the one, at this time.  As a reminder, if you’re using speaker equipment you’ll need to lift the handset before making your selection.  And our next question is from the line of Fred Milligan with Sanders Morris Harris Group.  Please go ahead.

Fred Milligan:                                It’s Sanders.  That’s Sanders Morris.  Senders is somebody else.  Good afternoon, guys.

Male Speaker:                                Hi, Fred.

Fred Milligan:                               The wireless business, my impression is that this is to grow by adding new agencies or departments of the government onto it, okay, rather than just organic growth in terms of current business.  Is that the case?  And what’s happening there?

James McCubbin:                         Well, on the wireless, that is the case, one, is to grow it within by adding agencies.  But we’re also positioning ourselves to add state and local municipalities that we’ve—which we’ve recently added, as well as we’re starting to dabble in the commercial segments.  What we have not released yet is that we have added a commercial client as well as we’re in the pilot phase with several agencies or departments of some of the states.  On the federal side, things that delay it a little bit as awards came out at the end of July.  So some of that really didn’t hit the second quarter, but we’ll see some of it hitting in the third quarter.  More importantly though is one of our contracts expired on the refill of the minutes while we still continued with handling the—all the optimization and all the higher margin cost.  This is a little bit of a shift for us as we try to shift away our model into some of the higher margin work, because that tended to water down the true picture of what the company performs its margin and modeling as.

So that had a little impact on the second half top line, but not on the bottom line because we’re going to see margins improve and our bottom line improve, actually on lesser revenues.  It’s just us tweaking our model as we look forward to where we want to see that revenue and as we try to shift our margins to a much higher level.

Steven Komar:                               The only thing I would add to that, I would add to that is that there is a timing factor here in terms of the fact that we do have some organic growth but we are dependent on the penetration of new agencies.  And I think that when there’s a delay, be it three months or four months, we see a little flattening in the revenue stream.  But as Jim mentioned, we also think from a modeling perspective, we’re moving into the higher margin future business, and that we’re pretty pleased about.

Fred Milligan:                                I’ve read several articles about security of wireless phones.  Are you fellows involved in any of this, and if so, can you detail what it might be?

James McCubbin:                          I don’t know that I can detail it for you.  There are some very exciting things happening in the industry and we are looking—

Fred Milligan:                                How about in the company?

James McCubbin:                         And we are looking at—we are collaborating with a couple of groups.  We’re still in negotiation phases, but we are looking at using our credentials within secure smart phones.  There are a couple of brand new chips out there that we’re going to try to leverage.  As a matter of fact I have a meeting next week with one of the vendors, and it is our—one of our focuses and one of our goals to move towards that credential, that smart credential being embedded in your smart phone or smart device.

Fred Milligan:                                Okay.  Now, so you are growing—you have some commercial business, and is there any state business at this point?

James McCubbin:                          Yes.  We do have some state business and we are in the process of adding some new pilots as part of our penetration strategy as well.

Fred Milligan:                                Would it be fair to ask about growth in the second half sequentially over the first half, quarter-by-quarter being somewhere around 4 to 5%?

James McCubbin:                          I’m sorry.  Are you talking on a segment basis or are you talking about total company?

Fred Milligan:                                Total company.

James McCubbin:                         All right, total company, in the first quarter we had forecast we were going to be in the $11 million range, which we were.  Coming into the second quarter we forecast we were going to be somewhere in the $12 million range.  Right now things look promising for us to be somewhere in the third quarter in the $13 plus million range, especially given the contract award we’ve had by an agency within the DOD for some work that we’ve already commenced that will be going through the rest of the year.  And then with the remainder flowing into the fourth quarter, we’re trying to build the business around that 20% revenue growth run rate.  We believe right now based on everything that we have we are on track for that 48 to $52 million revenue range.  But more importantly, it’s hitting the target that both Sidoti and Craig-Hallum put out on the bottom line.  Fred, what’s really nice is in the third quarter you’ll see this demonstrated, you’re going to see some really nice positive bottom line performance.

Fred Milligan:                                Okay, thank you very much, and congratulations.

James McCubbin:                         Thank you.

Steven Komar:                               Thank you.  Appreciate that.

Operator:                                       Thank you.  And as a reminder, ladies and gentlemen, if there are any additional questions, please press star, one at this time.  One moment, please.  And I’m showing no further questions in the queue at this time.  Please continue.

Steven Komar:                              In that case, a couple of final comments, if you will.  We’d like to let you know that we appreciate your questions and your ongoing interest in WidePoint.  And we look forward to the opportunity to update everyone after our second—our third quarter 2010 results probably released in mid-November, and I think that it will be a pleasant experience for all of us.  Until then, thank you and have a pleasant evening.

Operator:                                       Ladies and gentlemen, this concludes the WidePoint Corporation Second Quarter 2010 Earnings Conference Call.  Thank you for your participation.  You may now disconnect.